SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

ANDRX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ANDRX CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 4, 2004

To the Stockholders of Andrx Corporation:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Andrx Corporation, a Delaware corporation (“Andrx”), will be held at the Renaissance Hotel, 1230 South Pine Island Road, Plantation, Florida 33324, at 9:00 A.M. (Eastern Time) on June 4, 2004, for the following purposes:

1. To elect three directors of Andrx to serve until 2007;

2. To consider and vote upon a proposal to approve an Amended and Restated Certificate of Incorporation, increasing the number of authorized shares of Andrx Group common stock and eliminating any provisions related to Andrx Corporation — Cybear Group common stock;

3. To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as Andrx’s independent auditors for the fiscal year ending December 31, 2004; and

4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponements thereof.

      The Board of Directors has fixed the close of business on April 14, 2004, as the record date for determining those stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

      Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the pre-addressed envelope provided for that purpose as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors,

Scott Lodin, Secretary

Davie, Florida

April 29, 2004

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. THOSE STOCKHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

ANDRX CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 4, 2004

PROXY STATEMENT

TIME, DATE AND PLACE OF ANNUAL MEETING

      This Proxy Statement (“Proxy Statement”) is furnished in connection with the solicitation by the Board of Directors (“Board”) of Andrx Corporation, a Delaware corporation (“Andrx”), of proxies from the holders of Andrx Corporation — Andrx Group common stock, par value $0.001 per share (“Andrx common stock”), for use at the Andrx Annual Meeting of Stockholders to be held at 9:00 A.M. (Eastern Time) on June 4, 2004, at the Renaissance Hotel, 1230 South Pine Island Road, Plantation, Florida 33324, and at any adjournments or postponements thereof (“Annual Meeting”), pursuant to the enclosed Notice of Annual Meeting.

      This Proxy Statement and the enclosed proxy card are first being mailed to stockholders on or about April 29, 2004. Stockholders should review the information provided herein in conjunction with Andrx’s Annual Report to Stockholders (“Annual Report”), which accompanies this Proxy Statement. Andrx’s principal executive offices are located at 4955 Orange Drive, Davie, Florida 33314, and its telephone number is (954) 584-0300.

INFORMATION CONCERNING PROXY

      The enclosed proxy is solicited on behalf of Andrx’s Board. The giving of a proxy does not preclude the right to vote in person should any stockholder giving the proxy so desire. Stockholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with Andrx’s Secretary at Andrx’s executive offices a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective unless written notice of the revocation is received by Andrx at or prior to the Annual Meeting.

      The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting and the enclosed proxy is to be borne by Andrx. Andrx’s directors, officers and employees may solicit proxies by mail, telephone, the Internet and personal contact. They will not receive any additional compensation for these activities. Andrx may engage the use of a proxy solicitor to solicit proxies in connection with the Annual Meeting. The cost of any proxy solicitor will be borne by Andrx. Andrx may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. Andrx will reimburse such persons for their expenses in so doing.

PURPOSES OF THE ANNUAL MEETING

      At the Annual Meeting, stockholders will consider and vote upon the following matters:

1. To elect three directors of Andrx to serve until 2007;

2. To consider and vote upon a proposal to approve an Amended and Restated Certificate of Incorporation increasing the number of authorized shares of Andrx common stock and eliminating any provisions related to Andrx Corporation — Cybear Group common stock (“Cybear common stock”);

3. To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP (“Ernst & Young”) as Andrx’s independent auditors for the fiscal year ending December 31, 2004; and

4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponements thereof.

      Unless contrary instructions are indicated on the returned proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth herein) will be voted (i) for the election of the respective nominees for director named below and (ii) in favor of all other proposals described in the Notice of Annual Meeting. In the event a stockholder specifies a different choice by means of the returned proxy, those shares will be voted in accordance with the specification so made.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

      The Board has set the close of business on April 14, 2004, as the record date (“Record Date”) for determining stockholders of Andrx entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 72,670,100 shares of Andrx common stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of Andrx common stock is entitled to one vote on each matter submitted to stockholders for approval at the Annual Meeting.

      The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Andrx common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Directors will be elected by a plurality of the votes cast by the shares of Andrx common stock represented in person or by proxy at the Annual Meeting. The affirmative vote of a majority of the outstanding shares of Andrx common stock entitled to vote at the Annual Meeting will be required to approve the Amended and Restated Certificate of Incorporation. The affirmative votes of the holders of a majority of the shares of Andrx common stock represented in person or by proxy at the Annual Meeting will be required for approval of the proposal to ratify the selection of independent auditors. If less than a majority of the outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

      Prior to the Annual Meeting, Andrx will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of Andrx common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter.

      A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, may have discretion to vote the beneficial owner’s shares with respect to the election of directors and other matters that may be voted on at the Annual Meeting. Any such shares that are not represented at the Annual Meeting either in person or by proxy will not be considered to have cast votes on any matters addressed at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      To Andrx’s knowledge, the following table sets forth certain information regarding the beneficial ownership of Andrx common stock as of the Record Date, by (i) each person or entity known by Andrx to beneficially own more than 5% of the outstanding shares of Andrx common stock; (ii) each director of Andrx; (iii) each of the Named Executive Officers (as defined below in Executive Compensation — Summary Compensation Table); and (iv) all directors and executive officers of Andrx as a group.

Name and Address	Number of Shares		% of Class
of Beneficial Owner(1)	Beneficially Owned(2)		Outstanding

Thomas P. Rice	5,000	(3)	*
Elliot F. Hahn, Ph.D.	1,546,918	(4)	2.1
Angelo C. Malahias	225,017	(5)	*
Scott Lodin	196,623	(6)	*
Lawrence J. Rosenthal	140,810	(7)	*
Tamara A. Baum	37,500	(8)	*
Joseph E. Breslin	20,000	(9)	*
Lawrence J. DuBow	76,019	(10)	*
Carter H. Eckert	5,000	(11)	*
Irwin C. Gerson	75,028	(12)	*
Melvin Sharoky, M.D.	465,943	(13)	*
All directors and executive officers as a group (16 persons)	2,853,908	(14)	3.9

Richard J. Lane	292,000	(15)	*

5% or Greater Holders:
Artisan Partners Limited Partnership	3,787,500	(16)	5.3

*	Less than 1%

(1)	Except as otherwise indicated, the address of each person named in the table is c/o Andrx Corporation, 4955 Orange Drive, Davie, Florida 33314.

(2)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Andrx common stock listed, which includes shares of Andrx common stock in which such persons have the right to acquire a beneficial interest within 60 days from the Record Date based on 72,670,100 shares of Andrx common stock outstanding on the Record Date. Does not include unvested restricted stock units (“RSUs”) to certain of our executive officers and directors, over which they have no voting or dispositive power and no right to any dividends.

(3)	Represents 5,000 shares of Andrx common stock issuable upon the exercise of stock options.

(4)	Represents 73,000 shares of Andrx common stock held directly by Dr. Hahn, 66,660 shares of Andrx common stock held by Dr. Hahn’s spouse, 1,203,211 shares of Andrx common stock held in a family limited partnership, 24,012 shares of Andrx common stock held in trust for the benefit of one of Dr. Hahn’s children and 180,035 shares of Andrx common stock issuable upon the exercise of stock options.

(5)	Represents 2,950 shares of Andrx common stock owned directly by Mr. Malahias, 18,400 shares of Andrx common stock held jointly with Mr. Malahias’ spouse, 4,800 shares of Andrx common stock held as custodian for Mr. Malahias’ minor children and 198,867 shares of Andrx common stock issuable upon the exercise of stock options.

(6)	Represents 12,956 shares of Andrx common stock owned directly by Mr. Lodin, 2 shares of Andrx common stock held as custodian for his minor children and 183,665 shares of Andrx common stock issuable upon the exercise of stock options. Does not include shares of Andrx common stock issuable upon the exercise of stock options beneficially owned by Mr. Lodin’s former spouse pursuant to a divorce decree.

(7)	Represents 1,000 shares of Andrx common stock owned directly by Mr. Rosenthal, 21,000 shares of Andrx common stock held jointly with Mr. Rosenthal’s spouse, 7 shares of Andrx common stock held as custodian for Mr. Rosenthal’s child and 118,803 shares of Andrx common stock issuable upon the exercise of stock options.

(8)	Represents 2,500 shares of Andrx common stock owned directly by Ms. Baum and 35,000 shares of Andrx common stock issuable upon the exercise of stock options.

(9)	Represents 5,000 shares of Andrx common stock owned directly by Mr. Breslin and 15,000 shares of Andrx common stock issuable upon the exercise of stock options.

(10)	Represents 40,014 shares of Andrx common stock owned directly by Mr. DuBow, 6,000 shares of Andrx common stock owned by a family trust and 30,005 shares of Andrx common stock issuable upon the exercise of stock options.

(11)	Represents 5,000 shares of Andrx common stock issuable upon the exercise of stock options.

(12)	Represents 7 shares of Andrx common stock owned directly by Mr. Gerson and 75,021 shares of Andrx common stock issuable upon the exercise of stock options.

(13)	Represents 140,863 shares of Andrx common stock directly owned by Dr. Sharoky, 3,766 shares of Andrx common stock held by Dr. Sharoky as a custodian for his minor children, 20,007 shares of Andrx common stock held in Dr. Sharoky’s IRA, 1,131 shares held by Dr. Sharoky’s spouse and 300,176 shares of Andrx common stock issuable upon the exercise of stock options.

(14)	Includes 1,191,330 shares of Andrx common stock issuable upon the exercise of stock options.

(15)	Represents 22,000 shares of Andrx common stock held jointly with Mr. Lane’s spouse and 270,000 shares of Andrx common stock issuable upon the exercise of stock options. See also “Employment and Severance Agreements” herein.

(16)	The principal offices of Artisan Partners Limited Partnership are located at 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202. The information provided is based solely on information contained in Schedule 13G and dated January 23, 2004.

PROPOSAL 1:

ELECTION OF DIRECTORS

      Andrx’s Certificate of Incorporation provides that the Board be divided into three classes. Each class of directors serves a staggered, three-year term. Lawrence J. DuBow, Dr. Elliot F. Hahn and Thomas P. Rice hold office until the 2004 Annual Meeting. Tamara A. Baum and Dr. Melvin Sharoky hold office until the 2005 Annual Meeting. Joseph E. Breslin, Irwin C. Gerson and Carter H. Eckert hold office until the 2006 Annual Meeting.

      At the Annual Meeting, three directors will be elected by the stockholders to serve until the Annual Meeting to be held in 2007 or until their successors are duly elected and qualified. The accompanying form of proxy, when properly executed and returned to Andrx, will be voted FOR the election of directors of the three persons named below, unless the proxy contains contrary instructions. Proxies cannot be voted for a greater number of persons than the number of nominees named in the Proxy Statement. Management has no reason to believe that any of the nominees are unable or unwilling to serve if elected. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by the Board.

Nominees

      On January 26, 2004, the Board approved the Corporate Governance/ Nominating (“CG/ N”) Committee’s recommendation that the following persons be nominated:

Name	Age	Position with Andrx

Lawrence J. DuBow	72	Director
Dr. Elliot F. Hahn	59	Chairman Emeritus and Director
Thomas P. Rice	54	Chief Executive Officer and Director

      Lawrence J. DuBow has served as a director of Andrx since April 2000 and is the Chairman of HMS Sales and Marketing, Inc. (“HMS”), a pharmaceutical marketing company Mr. DuBow founded in 1991. In June 2000, Ranbaxy Pharmaceuticals, Inc. (“Ranbaxy”) purchased the assets of HMS and HMS has rendered consulting services to Ranbaxy since that sale occurred. Mr. DuBow currently serves on the board of directors of Noven Pharmaceuticals, Inc.

      Dr. Elliot F. Hahn, Andrx Chairman Emeritus, has been with Andrx since February 1993 as a director, and served as Andrx’s President from February 1993 through March 2003, as Andrx’s Chief Executive Officer (“CEO”) from October 2001 through June 2002, and as Chairman of the Board of Directors from June 2002 through March 2003. Dr. Hahn was Vice President, Scientific Affairs of IVAX Corporation, from June 1990 through February 1993, as well as the Vice President of Research of Baker Norton Pharmaceuticals, a subsidiary of IVAX, from 1988 through 1993. Dr. Hahn currently serves on the board of directors of Able Laboratories, Inc., a generic pharmaceuticals company.

      Thomas P. Rice, Andrx Corporation CEO, was elected CEO on February 3, 2004, and has been a director of Andrx since April 1, 2003. From January 1999 through June 2003, Mr. Rice was President and CEO of Chesapeake Biological Laboratories, Inc., a provider of contract manufacturing services for sterile, injectible pharmaceuticals. He also served as a director of Chesapeake from 1997 through June 2003. In 1996, Mr. Rice co-founded Columbia Investments LLC, which invests in emerging service companies. From 1993 to January 1996, Mr. Rice was Executive Vice President and Chief Operating Officer of Circa Pharmaceuticals, Inc. (“Circa”) and from 1993 to January 1995, Chief Financial Officer of Circa. Mr. Rice was employed by Deloitte & Touche LLP from 1978 to 1985.

RECOMMENDATION OF THE BOARD:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL

OF ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS.

      Set forth below is certain information concerning the directors who are not currently standing for election:

			Year Current
			Term
Name	Age	Position with Andrx	Expires

Tamara A. Baum	50	Lead Director	2005
Joseph E. Breslin	50	Director	2006
Carter H. Eckert	62	Director	2006
Irwin C. Gerson	74	Director	2006
Melvin Sharoky, M.D.	53	Director	2005

      Tamara A. Baum has served as a director of Andrx since April 2001 and as Lead Director since March 2003. Since 1999, Ms. Baum has been a private investor. Ms. Baum was Managing Director, Global Head of Health Care Finance for Warburg Dillon Read from 1994 through 1999. Ms. Baum was Managing Director, Co-Head Health Care Group for Kidder, Peabody & Co., Incorporated from 1989 through 1994, and the Director of Corporate Finance — Health Care for Prudential-Bache Capital Funding from 1983 through 1989.

      Joseph E. Breslin has served as an Andrx director since May 2002. Since March 2003, Mr. Breslin has been a private investor. From September 1999 through March 2003, Mr. Breslin served as a Senior Managing Director of Whitehall Asset Management, Inc., a private asset management firm and President and a director of Whitehall Funds. From September 1994 through September 1999, Mr. Breslin served as President of J.E. Breslin & Co., a consulting firm that specialized in the investment management business. Mr. Breslin is a director of Kinetics Mutual Funds, Inc. Mr. Breslin also served as Chief Financial Officer of a publicly traded investment management firm for five years.

      Carter H. Eckert has served as an Andrx director since April 2003. In February 2003, Mr. Eckert was named Chairman and CEO of IMPATH Inc., a provider of cancer information and analyses for cancer patients, where he has been a board member since April 2002. From 1995 through March 2001, Mr. Eckert served as President and CEO of Knoll Pharmaceutical Company and President of the Americas for Knoll’s parent company, BASF Pharma. From 1986 to 1995, Mr. Eckert was President and CEO of Boots Pharmaceuticals, Inc. Mr. Eckert currently serves on the board of directors of OraSure Technologies, Inc., a medical device company.

      Irwin C. Gerson has served as a director of Andrx since November 1993. Mr. Gerson has not been employed since he retired in December 1998. From 1995 until December 1998, Mr. Gerson served as Chairman of Lowe McAdams Healthcare, a division of the Interpublic Group and from 1986 through 1995, Mr. Gerson served as Chairman and CEO of William Douglass McAdams, Inc., a healthcare marketing, communications and public relations company. Mr. Gerson also serves as a member of the Council of Overseers of the Arnold and Marie Schwartz College of Pharmacy, a Vice President of the Lifetime Learning Society at Florida Atlantic University and as a director of ENZO Biochem, Inc., a life sciences and biotechnology company.

      Dr. Melvin Sharoky has served as a director of Andrx since November 1995. Dr. Sharoky was Executive Director of Andrx from March 1999 through May 2002 and a director of Cybear, Inc., which was majority owned by Andrx, from April 1999 through September 2000. Since 2002, Dr. Sharoky has been President and CEO of Somerset Pharmaceuticals Inc. (“Somerset”), a joint venture between Watson Pharmaceuticals, Inc. (“Watson”) and Mylan Pharmaceuticals, Inc., and served as President of Somerset from 1995 to 2001. Dr. Sharoky was a director of Watson from July 1995 to May 1998 and was President of Watson from July 1995 through January 1998. Dr. Sharoky was President and CEO of Circa from February 1993 through January 1998. Dr. Sharoky currently serves on the board of directors of Insmed Incorporated, a pharmaceutical company.

Director Compensation

      Directors who are current employees of Andrx do not receive any cash compensation for their services as a director, as they are instead compensated as Andrx employees. Directors who are former Andrx employees that were granted stock options as employees do not receive any cash compensation or stock options for their service as a director, while the options they received as an Andrx employee continue to vest. After such options have fully vested, according to their original vesting schedule, they are entitled to receive cash and option compensation for their service as an Andrx director, in the same amounts as other non-employee directors (“Outside Directors”).

      Board members do not receive any cash retainer for serving on the Board or its committees. Outside Directors currently receive $5,000 for attendance at each regularly scheduled Board meeting, $2,500 for attendance at each non-regularly scheduled, in-person Board meeting or for additional days of attendance at regularly scheduled Board meetings, and $1,000 for participation at each telephonic Board and committee meeting. The Lead Director receives an additional $3,500 for each Board meeting attended in person, an additional $1,250 for each non-regularly scheduled, in-person Board meeting or additional days of attendance at regularly scheduled Board meetings, and an additional $1,000 for each telephonic Board meeting. Committee chairs receive an additional $500 for participation at each committee meeting.

      Directors are entitled to reimbursement for any costs they incur as a director and may elect to participate in certain of Andrx’s health insurance policies at their sole cost.

      Outside directors may receive stock options and RSUs at the discretion of the Compensation Committee. Options are currently granted with an exercise price at fair market value on the date of the grant and with an expiration date 10 years following the date of the grant. RSUs represent the right to acquire one share of Andrx common stock, and currently vest as follows: (i) if the director has at least five years of total Board service on their date of separation from the Board, the entire grant vests at separation, (ii) if the director has less than five years of total Board service on their date of separation from the Board, a prorated portion of the grant vests, with the pro-ration being equal to the product of the number of RSUs granted multiplied by a fraction, the numerator of which is the number of complete months of Board service following the date of grant, and the denominator of which is 60, and (iii) notwithstanding (i) or (ii) above, no portion of any grant vests if the separation occurs within 12 months of the date of grant, and no portion of the Andrx common stock underlying (or representing) the vested RSU grant may be sold earlier than 90 days after the date of such director’s separation from the Board.

      On April 1, 2003, upon joining the Board, Messrs. Eckert and Rice each were granted options to purchase 15,000 shares of Andrx common stock at an exercise price of $11.45 per share, vesting in 5,000 share increments on April 1, 2004, 2005 and 2006. On June 13, 2003, directors Baum, Breslin, DuBow and Gerson each were granted options to purchase 5,000 shares of Andrx common stock at an exercise price of $22.94 per share, vesting on June 13, 2004, and Ms. Baum was granted 7,500 RSUs and Messrs. Breslin, DuBow, Eckert, Rice and Sharoky each were granted 5,000 RSUs. Timothy E. Nolan, a former Andrx director, also received an award of 5,000 RSUs on June 13, 2003, but resigned from the Board prior to any RSUs vesting.

Indemnification

      Pursuant to Andrx’s Certificate of Incorporation and By-Laws, Andrx directors and officers are indemnified to the full extent permitted or authorized by applicable law. Andrx has also entered into indemnification agreements with each of its directors and certain of its executive officers to indemnify such directors and executive officers to the full extent permitted or authorized by applicable law. Accordingly, Andrx must indemnify its directors and officers who are a party, or are threatened to be made a party, to any action (other than an action by or in the right of Andrx) against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Andrx, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Additionally, Andrx must indemnify its directors and officers who are a party, or are threatened to be made a party, to any action by or in the right of Andrx against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Andrx, except that no indemnification will be made with respect to any action as to which such person is found to be liable to Andrx by a court of competent jurisdiction unless such court determines such person is fairly and reasonably entitled to indemnity for such expenses.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), requires Andrx’s executive officers, directors and holders of more than 10% of Andrx common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”) and The Nasdaq National Market, Inc. (“Nasdaq”). Such persons are required to furnish Andrx with copies of all Section 16(a) forms they file.

      Following inquiry, Andrx believes that, from 2003 through the Record Date, all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners have been complied with, except: Ms. Baum inadvertently failed to timely report her purchase of 2,500 shares of Andrx common stock on March 12, 2003 (such purchase is reflected on the Form 4 she filed on

January 28, 2004), Mr. Rice inadvertently failed to timely report his initial ownership of Andrx common stock following his appointment to the Board (such ownership is reflected on the Form 3 he filed on May 7, 2003) and Dr. Sharoky inadvertently failed to timely report an additional indirect ownership interest in Andrx common stock following his marriage in May 2003 (such ownership is reflected on the Form 4 he filed on April 16, 2004).

Independence Determination

      Andrx believes that the composition of the Board complies with the independence requirements of the SEC, Nasdaq and other applicable requirements. No director is deemed to be independent unless the Board affirmatively determines (following inquiry) that such director has no material commercial, banking, consulting, legal, accounting, charitable or other business relationship with Andrx, whether directly or as an officer, stockholder or partner of any organization having a relationship with Andrx. This year, the Board has determined that all of its directors, with the exception of Mr. Rice and Drs. Hahn and Sharoky, are independent. Mr. Rice and Dr. Hahn are currently employed by Andrx and are therefore not independent. As Dr. Sharoky was a part-time employee of Andrx until May 23, 2002, he will not be considered independent until May 23, 2005, and then only if the other requirements for independence are met at that time. Notwithstanding this determination, on January 26, 2004, the Board’s CG/ N Committee, and later the Board, determined that Dr. Sharoky’s continued membership on the CG/ N Committee is in the best interests of Andrx and its stockholders, as Dr. Sharoky has valuable corporate, business and historical perspectives and insights which have been, and the Board believes will continue to be, of value when considering corporate governance and nominating matters.

The Board and Board Committees

      During 2003, the Board held 10 meetings and took action by written consent on one occasion. Each director attended at least 75% of the total number of meetings of the Board and Board Committees of which he or she was a member in 2003. The standing committees of the Board are the Audit Committee, the Compensation Committee and CG/ N Committee.

      The following table describes the current members of each of the Board’s committees and the number of meetings and written consents during 2003.

Corporate Governance
	Audit	Compensation	and Nominating
Thomas P. Rice
Elliot F. Hahn, Ph.D.
Tamara A. Baum*	X
Joseph E. Breslin*	Chair	X
Lawrence J. DuBow*		Chair	X
Carter H. Eckert*		X	X
Irwin C. Gerson*	X	X
Melvin Sharoky, M.D.			Chair

Number of Meetings	18	11	8
Number of Written Consents	0	0	1

*	Independent Director

      The following summarizes the work performed by each of the Board’s standing committees. The Board has adopted a written charter for each of these committees. The full text of each committee charter is available on Andrx’s website at www.andrx.com under the “Investor Relations” icon.

Audit Committee

      The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information, which will be provided to its stockholders and others, the systems of internal controls that management and the Board have established, and the audit process. In fulfilling its duties, the Audit Committee, among other things, shall:

•	Have the sole authority and responsibility to hire, evaluate and, where appropriate, replace the independent auditors;

•	Oversee Andrx’s financial controls and reporting processes;

•	Review with management and the independent auditors the interim financial statements and Andrx’s disclosures under Management’s Discussion and Analysis (“MD&A”) of Financial Conditions and Results of Operations prior to the filing of Andrx’s Quarterly Reports on Form 10-Q;

•	Review with management and the independent auditors the financial statements to be included in Andrx’s Annual Report on Form 10-K, including their judgment on the quality and clarity of the disclosures in the financial statements, and Andrx’s disclosures under MD&A, including critical accounting policies;

•	Review and discuss with management, the internal auditors and the independent auditors, Andrx’s policies with respect to risk assessment and risk management;

•	Establish procedures for handling complaints regarding accounting, internal controls and auditing matters, including procedures for Andrx’s confidential whistleblower hotline;

•	Pre-approve either by the Audit Committee or its designee, consistent with applicable law, all audit and non-audit services of the independent auditor;

•	Review all related-party and affiliate transactions;

•	Review and make recommendations with respect to Andrx’s conflict of interest policies as they relate to senior financial executives and personnel; and

•	Prepare a report each year for inclusion in Andrx’s annual proxy statement.

      Each member of the Audit Committee meets the applicable criteria for independence. Each member of Andrx’s Audit Committee is financially literate, knowledgeable and qualified to review financial statements. The Board has determined that Joseph E. Breslin is an “audit committee financial expert” within the meaning of the SEC and, as such, Mr. Breslin satisfies the requirements set forth in Rule 4350(d) of the National Association of Securities Dealers, Inc.’s Marketplace Rules (“NASD Rules”). A copy of the Audit Committee’s charter was attached as Appendix A to the 2003 Proxy Statement.

Compensation Committee

      The Compensation Committee has overall responsibility for evaluating and approving the officer compensation plans, policies and programs of Andrx. In fulfilling its duties, the Compensation Committee, among other things, shall:

•	Review and approve corporate goals and objectives relevant to the CEO and other senior officers;

•	Establish compensation and performance criteria for the compensation of Andrx’s CEO;

•	Establish compensation and performance criteria for compensation programs of other senior executives;

•	Approve and administer stock option plans, the employee stock purchase plan and other plans providing compensation for Andrx employees; and

•	Prepare a report each year for inclusion in Andrx’s annual proxy statement.

      Each member of the Compensation Committee meets the independence requirements of the NASD Rules.

Corporate Governance and Nominating Committee

      The CG/ N Committee is responsible for considering and making recommendations concerning the function and needs of the Board, and the review and development of corporate governance guidelines. In fulfilling its duties, the CG/ N Committee, among other things, shall:

•	Develop qualifications for membership on the Board;

•	Recommend nominees for election to serve on the Board;

•	Recommend which committees Board members should serve on;

•	Consider the adequacy of Andrx’s Certificate of Incorporation and By-Laws;

•	Evaluate the effectiveness of the Board and oversee the evaluation of each of the Committees of the Board; and

•	Evaluate possible conflicts of interest of directors and senior executive officers.

      Each member of CG/ N, except Dr. Sharoky as described above, meets the independence requirements of the NASD Rules.

      In addition to the nominees for the Board recommended by the CG/ N Committee and approved by the Board, Andrx’s By-Laws provide that any stockholder of record who is entitled to vote for the election of directors may nominate persons for election as directors only if timely, written notice of the intent to make a nomination at a meeting of stockholders is received by Andrx’s Secretary at Andrx’s principal executive offices. To be timely, the By-Laws generally require that the notice be delivered not less than 60, nor more than 90 days prior to the date of the meeting at which directors are to be elected and must contain prescribed information about the proponent and each nominee, including such information about each nominee as would have been required to be included in a proxy statement filed pursuant to SEC rules had such nominee been nominated by the Board. Stockholders wishing to nominate persons for election as directors should review carefully Andrx’s By-Laws, a copy of which may be obtained by writing the Secretary at the address shown on the cover of the Proxy Statement. Though the CG/ N has not adopted specific, minimum qualifications for its nominees for Board membership, in identifying candidates for the Board, the CG/ N Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board.

      The CG/ N Committee and/or the Board, from time to time engages a search firm to assist Andrx in finding qualified individuals to serve on the Andrx Board. In 2003, a search firm was engaged to fill two vacancies on the Board. However, both of the individuals ultimately elected to the Board (Messrs. Rice and Eckert), were identified as potential Board candidates by members of the Board and/or management.

Report of the Audit Committee of the Board

      Among other things, the Audit Committee:

•	Monitors preparation of quarterly and annual financial reports by Andrx’s management, including reviewing quarterly earnings announcements in advance of their issuance with management and representatives of the independent auditors,

•	Supervises the relationship between Andrx and its independent auditors, including making decisions with respect to their appointment or removal, reviewing the scope of their audit services, approving audit and permitted non-audit services, and confirming the qualifications and independence of the independent auditors, and

•	Oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of Andrx’s policies relating to legal and regulatory compliance, ethics and conflicts of interests and review of Andrx’s internal auditing program.

      In this context, the Audit Committee has met and held discussions with management and the independent auditors, both together and independent of each other, regarding the fair and complete presentation of Andrx’s results. The Audit Committee has discussed the significant accounting policies applied by Andrx in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that Andrx’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

      In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from Andrx and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The Audit Committee also has considered whether the independent auditors’ provision of non-audit services to Andrx is compatible with the auditors’ independence. The Audit Committee has concluded that the independent auditors are independent from Andrx and its management.

      The Audit Committee discussed with Andrx’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with Andrx’s director of internal audit and the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of Andrx’s internal controls, and the overall quality of Andrx’s financial reporting. Andrx’s director of internal audit reports directly to the Audit Committee and submits periodic reports to the Audit Committee concerning the internal audit department’s activities.

      In performing all of these functions, the Audit Committee acts in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of Andrx’s management (including the director of internal audit), who has the primary responsibility for financial statements and reports, and the independent auditors, who, in their report, express an opinion on the conformity of Andrx’s annual financial statements to generally accepted accounting principles.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in Andrx’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the SEC. The Audit Committee has selected, and the Board of Directors has ratified, subject to stockholder ratification, the selection of Andrx’s independent auditors.

Members of the Audit Committee

Joseph E. Breslin (Chair)

Tamara A. Baum
Irwin C. Gerson

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

      The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has designated its chairperson to pre-approve permissible non-audit services provided by the independent auditors. At the next regularly scheduled, in-person Audit Committee meeting, the chairperson presents all pre-approved services to the full Audit Committee for their review and ratification. The entire Audit Committee pre-approves audit services to be performed on Andrx’s quarterly and annual financial statements.

Audit and Non-Audit Fees

      Fees for services provided by its independent auditors for 2003 and 2002 were as follows:

	2003	2002 (1)

	Ernst & Young LLP	Ernst & Young LLP	Arthur Andersen LLP

Audit Fees	$869,000	$1,064,000	$20,000
Audit Related Fees	$219,000	$479,000	$301,000
Tax Fees	$1,072,000	$666,000	$157,000
All Other Fees	—	—	$1,787,000

(1)	Arthur Andersen LLP (“Andersen”) served as Andrx’s independent auditors through June 19, 2002, when Andersen announced plans to cease operations. The Audit Committee, on June 19, 2002, recommended that the Board appoint Ernst & Young as its new independent auditors, effective on such date. Andersen’s reports on Andrx’s consolidated financial statements for 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Moreover, during 2000, 2001 and 2002 (through June 19, 2002, the date Andrx determined to no longer engage Andersen), there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on Andrx’s consolidated financial statements for such years and there were no reportable events as listed in Item 304(a)(1)(v) of SEC Regulation S-K.

Audit Fees

      In 2003, fees for audit services to Ernst and Young totaled approximately $869,000 (including expenses), including fees associated with the audit of the consolidated financial statements, quarterly reviews and accounting consultations on matters addressed during the audit or interim reviews. Fees for audit services to Ernst & Young totaled approximately $1,064,000 (including expenses) in 2002, including fees associated with the 2002 annual audit and a re-audit of Andrx’s 2001 financial statements, as well as a review of Andrx’s quarterly reports on Form 10-Q for the quarters ended June 30 and September 30, 2002 and accounting consultations on matters addressed during the audit or interim reviews. Fees for Andersen’s review of Andrx’s quarterly report on Form 10-Q for the quarter ended March 31, 2002, were approximately $20,000.

Audit Related Fees

      In 2003, fees for audit related services were approximately $219,000 (including expenses), primarily relating to the audit of Andrx’s 401(k) plan, the audit of the ANCIRC joint venture and Sarbanes-Oxley Act of 2002 consultations and documentation assistance. In 2002, fees for audit related services were approximately $479,000 (including expenses) to Ernst & Young and $301,000 to Andersen. In 2002, audit related services principally consisted of assistance related to the investigation in August 2002 into inappropriate alterations to accounts receivable records by an employee, audits of Andrx’s employee benefit plan and the ANCIRC joint venture, as well as consultation on contemplated transactions and accounting matters.

Tax Fees

      In 2003, fees for tax services, including income tax preparation and tax planning were approximately $1,072,000 (including expenses) of which approximately $230,000 (including expenses) related to income tax preparation and approximately $842,000 (including expenses) related to tax planning. In 2002, fees for tax services, including tax compliance, tax advice and tax planning, were approximately $666,000 (including expenses) to Ernst & Young and $157,000 to Andersen.

All Other Fees

      There were no other fees for services not described above in 2003 and 2002, except for $1,787,000 to Andersen in 2002 for consulting services related to Andrx’s implementation of the JD Edwards enterprise resource planning system software.

      One or more representatives of Ernst & Young will be present at this year’s Annual Meeting. The representatives will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Other Board Governance Matters

Lead Director

      In March 2003, the Board created the new position of Lead Director and the non-employee directors elected Ms. Baum to serve as the initial Lead Director until her resignation or upon the election of a successor. The primary responsibilities of the Lead Director include:

•	Providing input to the CEO and committee chairs on agendas for Board and committee meetings;

•	Helping ensure that non-employee directors have adequate opportunities to meet to discuss issues without management present;

•	Presiding over sessions of the Board in which members of management, including management directors, are not present; and

•	Enhancing the effectiveness of the Board and its committees.

Executive Sessions

      Directors regularly meet in executive sessions, both without members of management present and, as required by applicable regulations, without any employee-members of the Board. As Lead Director, Ms. Baum generally presides over the executive sessions.

Communications with Directors

      The Board has determined that in order to facilitate communications with the Board or individual members of the Board, stockholders should direct all communications in writing via United States mail, postage prepaid, to Andrx’s Secretary at Andrx’s principal executive offices. Andrx’s Secretary shall be responsible for providing copies of all such communications to the Board or individual directors, as such communications may be directed, depending on the facts and circumstances outlined in the communication. The Board has requested that certain items that are unrelated to the duties and responsibilities of the Board be excluded, including but not limited to, junk mail and mass mailings, product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements.

Code of Conduct

      Andrx has adopted a Code of Conduct applicable to all directors, officers and employees. The Code of Conduct will be provided, without charge, upon request made to Investor Relations at 954-382-7600 or at Investor.Relations@andrx.com.

Attendance at Annual Meetings

      We do not currently have a policy requiring Board members to attend the Annual Meeting. All of the Board members attended the 2003 Annual Meeting.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth information concerning compensation for the years ended December 31, 2003, 2002 and 2001, received by Richard J. Lane, Andrx’s CEO throughout 2003, and by the next four most highly compensated executive officers for 2003 (together with Mr. Lane, the “Named Executive Officers”):

	Annual Compensation					Long-Term Compensation

						Restricted	Securities
	Fiscal			Other Annual		Stock	Underlying
Name And Principal Position	Year	Salary	Bonus	Compensation		Awards(1)	Options(#)(2)

Richard J. Lane(3)	2003	$624,900	$218,700	$30,600	(4)	—	40,000
Former Chief Executive Officer	2002	$334,600	$240,000	$115,700	(4)	$4,500,000	500,000

Angelo C. Malahias	2003	$379,800	$95,000	$25,800	(5)	—	25,000
President	2002	$361,700	$135,000	$24,200	(5)	$507,500	15,000
	2001	$273,600	$110,000	$18,800	(5)	—	110,000

Scott Lodin	2003	$418,500	$104,600	$20,100	(6)	—	25,000
Executive Vice President,	2002	$413,700	$160,000	$18,300	(6)	$507,500	—
General Counsel and Secretary	2001	$323,600	$150,000	$16,200	(6)	—	110,000

Elliot F. Hahn, Ph.D.	2003	$384,600	—	$22,000	(7)	—	5,000
Chairman Emeritus	2002	$516,900	$160,000	$22,400	(7)	—	—
	2001	$398,000	$175,000	$21,400	(7)	—	150,000

Lawrence J. Rosenthal(8)	2003	$329,600	$82,400	$26,400	(9)	—	15,000
Andrx Pharmaceuticals, Inc.	2002	$305,900	$115,000	$25,700	(9)	$507,500	—
President

(1)	In connection with Mr. Lane’s employment agreement, on June 3, 2002, the Compensation Committee granted Mr. Lane 100,000 RSUs. The value of this award as shown in the table is based on the $45.00 closing price of the Andrx common stock on the Nasdaq National Market on May 17, 2002, the business day preceding the execution of the employment agreement by the parties. On December 1, 2002, the Compensation Committee granted each of Messrs. Lodin, Malahias and Rosenthal 35,000 RSUs. The value of this award as shown in the table is based on the $14.50 closing price of the Andrx common stock on the Nasdaq National Market on the date of grant. There are no dividend rights associated with the RSUs.

(2)	Represents options to purchase shares of Andrx common stock granted to the Named Executive Officers.

(3)	Mr. Lane was employed at Andrx from June 3, 2002 through February 3, 2004.

(4)	Represents relocation expenses, health insurance premium reimbursements, group term life insurance benefits, an automobile allowance, country club membership dues and, for 2003, includes Andrx’s 401(k) plan matching contribution.

(5)	Represents health insurance premium reimbursements, group term life insurance benefits, an automobile allowance, country club membership dues, Andrx’s 401(k) plan matching contribution and the 15% discount provided by Andrx on shares purchased under the Employee Stock Purchase Plan for 2003 and 2002.

(6)	Represents health insurance premium reimbursements, group term life insurance benefits, an automobile allowance, Andrx’s 401(k) plan matching contribution and the 15% discount provided by Andrx on shares purchased under the Employee Stock Purchase Plan for 2003 and 2002.

(7)	Represents health insurance premium reimbursements, an automobile allowance, Andrx’s 401(k) plan matching contribution, group term life insurance benefits for 2003 and 2002 and certain medical expense reimbursements for 2002 and 2001.

(8)	Mr. Rosenthal was not an executive officer in 2001 for purposes of this table.

(9)	Represents group term life insurance benefits, an automobile allowance, country club membership dues and Andrx’s 401(k) plan matching contribution.

Employment and Severance Agreements

      Andrx is a party to employment agreements with each of Messrs. Malahias and Lodin, which expire in September 2006, and currently provide for an annual base salary of $440,000 for Mr. Malahias and $420,000 for Mr. Lodin, subject to upward adjustment by the Compensation Committee, as well as a car allowance, medical and dental insurance for the executive’s immediate family, and other executive benefits. These employment agreements provide that, if the executive’s employment is terminated or materially diminished by Andrx without cause or if there is a change in control of Andrx, Andrx shall make a lump sum payment equal to three times the executive’s highest annual salary and annual bonus amounts received during the preceding three years and pay for an additional 12 months of medical and dental insurance coverage for the executive officer and his family, and any unvested shares under stock option agreements, stock, stock appreciation rights and all other awards (“Unvested Awards”) shall immediately vest. If the executive resigns within 18 months of a change of Andrx’s CEO, all Unvested Awards for such executive shall immediately vest, and Andrx will negotiate a severance package for such executive.

      Andrx is a party to an employment agreement with Mr. Rosenthal, which expires in May 2005 that currently provides for an annual base salary of $375,000, subject to upward adjustment by the Compensation Committee, a car allowance, medical and dental insurance for his immediate family and other executive benefits. The employment agreement provides that, if the executive’s employment is terminated or materially diminished by Andrx without cause or if there is a change in control of Andrx, Andrx shall make a lump sum payment equal to 1.5 times the executive’s highest annual salary and annual bonus amounts received during the preceding three years and pay for an additional 12 months of medical and dental insurance coverage for Mr. Rosenthal and his family, and any Unvested Awards shall immediately vest.

      On March 12, 2004, Andrx entered into a Termination Agreement and Release with Richard J. Lane, Andrx’s former CEO, the terms of which were consistent with Mr. Lane’s original employment agreement dated May 17, 2002. Pursuant to that agreement, among other things, Andrx (i) paid Mr. Lane approximately $1.7 million, representing 150% of the sum of Mr. Lane’s base salary and target bonus, (ii) will continue to pay certain of Mr. Lane’s benefits for an 18-month period, (iii) accelerated the vesting of his stock options which would otherwise have vested by June 3, 2005, and (iv) issued 16,667 shares of Andrx common stock to Mr. Lane, as that was the prorated portion of his RSU award.

Compensation Committee Interlocks and Insider Participation

      There were no compensation committee interlocks and insider participation in executive compensation decisions during 2003.

Option Grants in Last Fiscal Year

      The following table sets forth information concerning individual grants of stock options made during 2003 under the 2000 Stock Option Plan, as amended and restated (the “2000 Plan”), to the Named Executive Officers.

						Potential Realizable
						Value of Assumed
						Annual Rates of
						Stock Price
	Number of					Appreciation
	Securities		% of Total			for Option
	Underlying		Options Granted	Exercise or		Terms(1)($)
	Options		to Employees In	Base Price	Expiration
Name	Granted(#)		Fiscal Year	($/Sh)	Date	5%	10%

Richard J. Lane	40,000	(2)	1.7%	$11.45	April 1, 2013	$288,000	$729,900
Angelo C. Malahias	25,000	(3)	1.1%	$15.48	January 21, 2013	$243,400	$616,800
Scott Lodin	25,000	(3)	1.1%	$15.48	January 21, 2013	$243,400	$616,800
Elliot F. Hahn, Ph.D.	5,000	(4)	0.2%	$8.85	March 17, 2013	$27,800	$70,500
Lawrence J. Rosenthal	15,000	(3)	0.6%	$15.48	January 21, 2013	$146,000	$370,100

(1)	Based upon the exercise price, which was equal to the fair market value on the date of grant, and annual appreciation at the assumed stated rates of appreciation mandated by the SEC through the expiration date of the options. Amounts shown represent hypothetical gains that could be achieved for the options if exercised at the end of the term and do not represent Andrx’s estimate or projection of the future stock price. Actual gains, if any, are contingent upon the continued employment of the Named Executive Officer through the vesting date, as well as being dependent upon the general performance of the Andrx common stock. The potential realizable values do not consider amounts required to be paid for income taxes.

(2)	At the time of grant, Mr. Lane’s options vested 25% a year on April 1, 2004, 2005, 2006 and 2007. See also “Employment and Severance Agreements” herein.

(3)	The options granted to Messrs. Malahias, Lodin and Rosenthal vest 25% a year on January 21, 2004, 2005, 2006 and 2007, respectively.

(4)	The options granted to Dr. Hahn vest on March 17, 2004.

Stock Options Held at the End of 2003

      The following table indicates the number of shares acquired and value realized from the exercise of options and the total number and value of exercisable and unexercisable stock options held by each of the Named Executive Officers as of December 31, 2003.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-The-Money Options
	Shares		Fiscal Year-End(#)		At Fiscal Year-End(1)
	Acquired	Value
Name	On Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard J. Lane	—	—	83,000	457,000	—	$503,600
Angelo C. Malahias	—	—	190,617	143,000	$2,189,900	$225,300
Scott Lodin	—	—	148,124	132,291	$1,179,400	$416,500
Elliot F. Hahn, Ph.D.	—	—	175,035	80,000	—	$76,000
Lawrence J. Rosenthal	—	—	115,053	60,000	$1,256,200	$128,400

(1)	Based on Nasdaq National Market closing price of $24.04 per share for Andrx common stock on December 31, 2003.

Securities Authorized for Issuance under Equity Compensation Plans

      The following table summarizes information, as of December 31, 2003, relating to Andrx’s equity compensation plans pursuant to which grants of options, RSUs and other rights to acquire shares may be granted from time to time.

			Number of securities
			remaining available for
	Number of securities to	Weighted-average	future issuance under
	be issued upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders:
1993 Stock Option Plan and 2000 Plan	6,926,100(1)	$33.71(2)	6,501,000
Employee Stock Purchase Plan	—	N/A	460,700
Equity compensations plans not approved by security holders	—	N/A	N/A

Total	6,926,100(1)	$33.71(2)	6,961,700

(1)	Includes an aggregate of 447,500 RSUs. Excludes approximately 2,900 options to purchase Andrx common stock with exercise prices ranging from $314 to $18,500 per share, as a result of the May 2002 conversion of Cybear common stock into Andrx common stock (the “Converted Cybear Options”).

(2)	Weighted average exercise price of outstanding options excludes RSUs and the Converted Cybear Options.

Compensation Committee Report on Executive Compensation

      The Compensation Committee has overall responsibility for executive officer compensation and other benefit programs for Andrx employees. The Compensation Committee is currently comprised of directors who meet the applicable criteria for independence under rules established by the SEC and Nasdaq. In making its decisions, the Compensation Committee at times engages, and considers the data and input provided by, independent compensation consultants.

Compensation Philosophy

      The compensation objectives of the Board and the Compensation Committee include (i) attracting and retaining high caliber management talent, (ii) recognizing individual responsibility and performance, (iii) aligning management compensation with the achievement of Andrx’s operational and strategic goals, and (iv) rewarding management for short and long term achievements and the creation of value for stockholders. To achieve these objectives, the Compensation Committee principally utilizes three different components: salary, bonus and equity ownership (presently in the form of stock options and RSUs). The Compensation Committee believes that equity ownership by management is beneficial as it aligns the interests of management and stockholders. As these awards vest over a period of years and their ultimate value is determined by the value of Andrx common stock, management is encouraged to remain with the company and to create additional value for the benefit of all stockholders.

      In 2003, the Compensation Committee approved a new compensation structure having salary grades and targeted annual bonus and stock option award guidelines for each Andrx employee. This compensation structure was designed to provide a total compensation package that falls between the median and 60th percentile of competitive practices, if targeted levels of performance are achieved, and lower than targeted levels of compensation for failing to meet performance expectations. Consistent with this new compensation structure, approximately 86% of the 2003 target bonus pool was paid to Andrx employees in December 2003 and March 2004, and stock options were awarded to Andrx employees at 50% of target in January 2003, and at 100% of target in January 2004.

      In 2003, the Compensation Committee (i) reviewed and compared Andrx’s existing management compensation programs and plans, to competitive practices, (ii) established, with management, company-wide performance goals, (iii) established performance goals for the CEO and assessed his performance against such goals and other factors, (iv) met with the CEO to review the results obtained during the year and the performance of other members of senior management and (v) considered and, as appropriate, approved modifications to Andrx’s compensation programs and practices. While the Compensation Committee has a new chairperson in 2004, it is currently anticipated that similar initiatives will be undertaken in 2004 and later years.

Chief Executive Officer Compensation

      In June 2002, Andrx and Richard J. Lane, Andrx’s then CEO, entered into an Employment Agreement that provided Mr. Lane with, among other things, an annual salary of $600,000, an annual target bonus ranging from 40% to 80% of annual salary, and a minimum annual option grant of 40,000 shares. In April 2003, Mr. Lane received 40,000 stock options having an exercise price of $11.45, the fair market value of the underlying stock as of the date of the grant. In June 2003, Mr. Lane’s salary was increased to $645,000 per annum and, following an assessment of CEO compensation in comparable organizations, Mr. Lane’s annual target bonus amount was increased to 70% of base pay and a targeted stock option grant of 135,000 shares was created. In December 2003, all Andrx employees received 50% of their annual target bonus, which was $218,700, in the case of Mr. Lane. In February 2004, Andrx and Mr. Lane agreed that a change of leadership was in the best interests of Andrx and Mr. Lane was awarded a severance package consistent with his original Employment Agreement.

Executive Officer Compensation

      As described above, the 2003 base salary, and targeted bonus and stock option amounts for Andrx’s executive officers were determined by the compensation structure adopted by the Compensation Committee in 2003. Over a three-month period ending February 2004, the Compensation Committee consulted with management and approved bonuses for 2003 and base salary amounts for 2004 for each of Andrx’s executive officers based on the compensation structure and such executive’s 2003 achievements.

Policy on Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation over $1.0 million paid to the CEO or any of the four highest paid officers of a publicly held corporation. Though a corporation may nonetheless retain this deduction for certain qualified, performance-based compensation, certain RSU awards granted by Andrx did not meet the criteria required to qualify as performance-based compensation. Accordingly, when those individuals RSUs vest, Andrx’s compensation deduction with respect to such individuals may be limited to $1.0 million.

      The Board believes that it is generally in Andrx’s best interest to attempt to structure its compensation to be paid to executive officers in a manner that will both fulfill the above described compensation objectives and, in the case of compensation to be paid to executive officers who may be subject to Section 162(m), preserve Andrx’s tax deduction. Nevertheless, the Board and Compensation Committee also desire to retain sufficient flexibility to make compensation decisions that may not meet the exceptions to Section 162(m). Accordingly, the Compensation Committee has expressly reserved the authority to award non-deductible compensation in appropriate circumstances. In addition, because of uncertainties and ambiguities related to the application of Section 162(m) and the regulations thereunder, no assurance can be given that, notwithstanding Andrx’s efforts and desires, all of the compensation awarded and paid by Andrx to its executive officers will be tax deductible.

Policy on Expensing of Options

      Andrx’s results of operations currently do not include the fair value of options granted to employees, as management believes that the application of option pricing models under current generally accepted accounting principles do not accurately portray the fair value of the options granted to its employees, and may result in operating results that would not necessarily fairly represent its results of operations. In the event Andrx is required or otherwise chooses to include the fair value of options granted to employees in its financial statements, the Compensation Committee, following consultation with management and the Board, may modify the existing compensation structure. Such modifications will likely be consistent with the Compensation Committee’s current compensation philosophy, but will also consider the effects of including the fair value of options granted to employees in Andrx’s financial statements.

Members of the Compensation Committee

Lawrence J. DuBow (Chair beginning April 2004)

Joseph E. Breslin (Chair from November 2003 through March 2004)
Irwin C. Gerson (Chair from January 2003 through November 2003)
Carter H. Eckert

PERFORMANCE GRAPH OF ANDRX COMMON STOCK

      The following graph compares the cumulative, total stockholder return on the Andrx common stock with the cumulative, total stockholder return on the S&P Pharmaceutical Preparations Industry Index and the Nasdaq Market Index commencing on December 31, 1998 and ending December 31, 2003.

COMPARISON OF CUMULATIVE TOTAL RETURN*

AMONG ANDRX COMMON STOCK, THE S&P PHARMACEUTICAL PREPARATIONS
INDUSTRY INDEX AND NASDAQ MARKET INDEX

	1998	1999	2000	2001	2002	2003

ANDRX COMMON STOCK	$100.00	$165.12	$451.71	$549.54	$114.50	$187.63
PHARMACEUTICAL PREPARATIONS INDUSTRY	100.00	89.97	118.96	101.41	79.15	95.10
NASDAQ MARKET INDEX	100.00	176.37	110.86	110.86	61.64	92.68

*	Assumes that $100 invested in Andrx common stock, the S&P Pharmaceutical Preparations Industry Index and the Nasdaq Market Index and that all dividends are reinvested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Andrx leases a suite at the Office Depot Center (“ODC”), where the Florida Panthers of the National Hockey League play their home games and numerous other events are held. Owners of Panthers Hockey LLLP, the entity which directly or indirectly owns the Florida Panthers and manages the ODC, include Alan P. Cohen, Andrx’s former Co-Chairman of the Board and CEO, Dr. Elliot F. Hahn, Chairman Emeritus and a director, and Steven Cohen, Vice President of an Andrx subsidiary. The lease has a one-year term, but automatically renews for successive one-year periods unless either party provides written notice of its intent to cancel such renewal prior to March 1 of the contract year. Andrx paid approximately $130,000 to the ODC in 2003.

      Andrx, in the normal course of its distribution operations, purchases finished goods inventories from various companies, including Ranbaxy Pharmaceuticals and Able Laboratories, Inc. During 2001, Ranbaxy purchased the assets of HMS, which is wholly-owned by Lawrence J. Dubow, a current Andrx director, and his immediate family. Following the asset sale, HMS has rendered consulting services to Ranbaxy. For the years ended December 31, 2003, 2002 and 2001, Andrx purchased finished goods inventories of approximately $41.3 million, $16.4 million and $7.3 million, respectively, from Ranbaxy. Dr. Elliot F. Hahn, Andrx’s Chairman Emeritus and a current Andrx director, became a member of Able’s Board of Directors on April 10, 2003. For the year ended December 31, 2003, Andrx purchased finished goods inventories of $9.5 million from Able.

      Andrx licenses certain software for regulatory compliance and training materials with respect to current Good Manufacturing Practices (cGMP) from LearnWright, Inc., in which Dr. Melvin Sharoky, an Andrx director, is the majority owner and a director and Angelo C. Malahias, Andrx President, is a director. Licensing fees and out-of-pocket expenses paid to LearnWright, Inc. for 2003 and 2002 were approximately $18,000 and $7,000, respectively.

      In June 2003, Andrx’s brand operations entered into an arrangement with Riverworks Healthcare Communications, LLC (“Riverworks”) to provide advertising and promotional services. Subsequent to June 2003, the son-in-law of Richard J. Lane, Andrx’s then-CEO and a director, became employed by a company affiliated with Riverworks. After Mr. Lane resigned as Andrx’s CEO and as a director, Andrx entered into a written agreement with Riverworks. Either party may terminate that agreement with 60-days notice, and Andrx will only be responsible for payment related to actual fee hours and expenses incurred by Riverworks. Andrx recorded an expense of approximately $514,000 for the year ended December 31, 2003.

      Andrx and certain of its executive officers and directors may have investment accounts at the same financial institutions as Andrx.

PROPOSAL 2:

PROPOSAL TO APPROVE AN AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF
AUTHORIZED SHARES OF ANDRX COMMON STOCK AND
ELIMINATING ANY PROVISIONS RELATED TO CYBEAR COMMON STOCK

      Andrx’s Board has determined that it is in the best interests of Andrx and its stockholders to amend and restate Andrx’s Certificate of Incorporation (i) to increase the number of authorized shares of Andrx common stock, par value $0.001 per share, from 100,000,000 to 200,000,000 shares, and (ii) to eliminate any provisions related to Andrx Corporation — Cybear Group common stock. Accordingly, on January 26, 2004, the Board approved the Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A (the “Amendment”) that gives effect to such amendments, subject to the approval of Andrx’s stockholders at the 2004 Annual Meeting. If the stockholders approve the Amendment, Andrx will file the Amendment with the Secretary of State of the State of Delaware as soon as practicable following such stockholder approval.

Purpose of the Proposed Amendments

      There are currently 100,000,000 shares of Andrx common stock authorized, of which approximately 72,700,000 million shares are outstanding and approximately 13,400,000 shares may be issued upon the exercise of outstanding options and RSUs, as well as shares which remain available for future grants under Andrx’s equity compensation plans and Andrx’s Employee Stock Purchase Plan, leaving approximately 13,900,000 authorized shares available for other issuances.

      The Board believes that it is prudent to increase the authorized number of shares of Andrx common stock to the proposed level in order to provide a sufficient reserve of authorized shares available for future issuance. Such future issuances may include stock splits effected through stock dividends, issuances pursuant to financing transactions, such as public or private offerings and sales of common stock or securities convertible into or exercisable for shares of common stock, acquisitions or investments in businesses or products and equity based incentives for employees, consultants and directors. Andrx has no current agreements or commitments with respect to any such transactions.

      On May 17, 2002, each outstanding share of Cybear common stock was converted into 0.00964 of a share of Andrx common stock, resulting in the issuance of approximately 65,000 shares of Andrx common stock, and the elimination of any outstanding shares of Cybear common stock. Since Andrx has no plans to issue any Cybear common stock in the future, in order to simplify the Certificate of Incorporation, the Board believes that it is in the best interests of Andrx and its stockholders to eliminate provisions of the Andrx Certificate of Incorporation relating to Cybear common stock.

Possible Effects of the Proposed Increase in Authorized Andrx common stock

      The Board may, without stockholder approval (except as provided under Delaware corporate law or under the rules of any securities exchange on which shares of Andrx common stock are then listed), authorize the issuance of shares of Andrx common stock that are currently authorized and unissued. If the stockholders approve the proposed Amendment, the Board may cause the issuance of additional shares of Andrx common stock without further vote of the stockholders of Andrx, except as noted. Current holders of Andrx common stock have no preemptive or similar rights, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of Andrx in order to maintain their proportionate ownership thereof. The issuance of additional shares of Andrx common stock would decrease the proportionate equity interest of Andrx’s current stockholders and, depending upon the price paid for such additional shares, could result in dilution to Andrx’s current stockholders.

Required Vote

      The affirmative vote of a majority of the outstanding shares of Andrx common stock entitled to vote at the Annual Meeting will be required to approve the Amendment. Both abstentions and broker non-votes are not affirmative votes and, therefore, will have the same effect as votes against this proposal.

RECOMMENDATION OF THE BOARD:

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The firm of Ernst & Young, independent certified public accountants, served as Andrx’s independent auditors for 2003. The Audit Committee has selected Ernst & Young as Andrx’s independent auditors for the current fiscal year ending December 31, 2004. One or more representatives of Ernst & Young are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

      In the event the stockholders do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider its selection of Ernst & Young.

RECOMMENDATION OF THE BOARD:

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

      As permitted by the 1934 Act, only one copy of this Proxy Statement and the Annual Report is being delivered to stockholders residing at the same address, unless such stockholders have notified Andrx of their desire to receive multiple copies of the Proxy Statement.

      Andrx will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement and Annual Report to any stockholder residing at an address to which only one copy was mailed, to stockholders residing at the same address and currently receiving only one copy of the Proxy Statement and Annual Report who wish to receive multiple copies in the future, and stockholders residing at the same address currently receiving multiple copies who wish to receive only one copy in the future. Requests should be directed to the Investor Relations department by phone at (954) 382-7600 or by mail to the Investor Relations Department, 8151 Peters Road, 4th Floor, Plantation, FL 33324.

OTHER BUSINESS

      The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as they in their discretion may deem appropriate, unless they are directed by a proxy to do otherwise.

INFORMATION CONCERNING STOCKHOLDER PROPOSALS

      Pursuant to Rule 14a-8 promulgated by the SEC, a stockholder intending to present a proposal to be included in Andrx’s proxy statement for Andrx’s 2005 Annual Meeting of Stockholders must deliver a proposal in writing to Andrx’s principal executive office no later December 31, 2004.

      Stockholders who do not wish to follow the SEC rules in proposing a matter for action at the next annual meeting must notify Andrx in writing of the information required by the provisions of Andrx’s By-Laws dealing with stockholder proposals. The notice must be delivered to Andrx’s Secretary between March 7, 2005, and May 10, 2005, and any such proposals received after March 15, 2005, will be subject to the grant of discretionary authority contained in Andrx’s form of proxy to vote on them. You can obtain a copy of Andrx’s By-Laws by requesting it in writing from the Secretary of Andrx at Andrx’s executive offices.

By Order of the Board

Scott Lodin, Secretary

Davie, Florida

April 29, 2004

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
ANDRX CORPORATION

      Pursuant to the requirements of Sections 242 and 245 of the Delaware Business Corporation Act, the undersigned, Thomas P. Rice, hereby certifies that he is the duly and acting Chief Executive Officer of Andrx Corporation, a Delaware corporation, and does hereby make, swear to, adopt and file this Second Amended and Restated Certificate of Incorporation of Andrx Corporation.

1.	The name under which the corporation was originally incorporated was “New Andrx Corporation”, and the date of filing the original certificate of incorporation of the corporation with the Secretary of State of the State of Delaware was March 23, 2000.

2.	The Certificate of Incorporation was amended and restated by an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on September 5, 2000.

3.	The Amended and Restated Certificate of Incorporation was corrected by a Certificate of Correction filed with the Secretary of State of the State of Delaware on February 6, 2001.

4.	The Amended and Restated Certificate of Incorporation was further amended by a Certificate of Amendment of the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 30, 2002.

5.	The Amended and Restated Certificate of Incorporation was further amended by a Certificate of Designations filed with the Secretary of State of the State of Delaware on March 21, 2003.

6.	The Certificate of Incorporation shall be further amended and restated to read in its entirety as follows:

ARTICLE I.

NAME

      The name of the corporation is Andrx Corporation (the “Corporation”).

ARTICLE II.

MAILING ADDRESS

      The current mailing address of the principal place of business of the Corporation is 4955 Orange Drive, Davie, Florida 33314.

ARTICLE III.

PURPOSE

      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

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ARTICLE IV.

CAPITAL STOCK

      Section 1.     Authorization. The aggregate number of shares of stock which the Corporation shall have authority to issue is 201,000,000 shares, of which 200,000,000 shares shall be designated as “Andrx Corporation — Andrx Group Common Stock,” having a par value of $0.001 per share (the “Common Stock”), and 1,000,000 shares shall be designated “Preferred Stock,” having a par value of $0.001 per share (the “Preferred Stock”) and issuable in one or more series as hereinafter provided. For purposes of this Article IV, references to the “Board of Directors” shall refer to the Board of Directors of the Corporation, as established in accordance with Article VI of the Certificate of Incorporation of the Corporation, and references to “the Certificate of Incorporation” shall refer to this Second Amended and Restated Certificate of Incorporation as the same may be amended from time to time. The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors.

      Section 2.     Common Stock. The voting powers, preferences and relative, participating, optional or other special rights of the Common Stock, and the qualifications and restrictions thereon, shall be as follows in this Section 2.

Section 2.1. Dividends. Subject to any preferences and relative, participating, optional or other special rights of any outstanding class or series of preferred stock of the Corporation and any qualifications or restrictions on the Common Stock created thereby, dividends may be declared and paid upon the Common Stock, subject to the limitations provided for below in this Section 2.1, as the Board of Directors may determine.

(a) Dividends on Common Stock. Dividends on the Common Stock may be declared and paid only out of the funds of the Corporation legally available therefor.

(b) Share Distributions. The Board of Directors may declare and pay dividends or distributions on shares of Common Stock (or securities convertible into or exchangeable or exercisable for shares of Common Stock) or shares of a class or series of Preferred Stock on shares of Common Stock.

Section 2.2. Voting Rights. (a) General. Except as otherwise provided by law, by the terms of any outstanding class or series of Preferred Stock or by any provision of the Certificate of Incorporation restricting the power to vote on a specified matter to other stockholders, the entire voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, who shall be entitled to vote on any matter on which the holders of stock of the Corporation shall by law or by the provisions of the Certificate of Incorporation or Bylaws of the Corporation (the “Bylaws”), be entitled to vote.

(b) Number of Votes for Common Stock. On each matter to be voted on by the holders of Common Stock each outstanding share of Common Stock shall have one vote.

Section 2.3. Liquidation Rights. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and the full preferential amounts (including any accumulated and unpaid dividends) to which the holders of any outstanding shares of Preferred Stock are entitled, the holders of the Common Stock shall be entitled to receive the assets, if any, of the Corporation remaining for distribution to holders of Common Stock. Neither the merger nor consolidation of the Corporation into or with any other corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall, alone, be deemed a liquidation or winding up of the Corporation or cause the dissolution of the Corporation, for purposes of this Section 2.3.

      Section 3.     Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, each with such distinctive designation as may be stated in the Certificate of Incorporation or in any

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amendment hereto, or in a resolution or resolutions providing for the issue of such stock from time to time adopted by the Board of Directors or a duly authorized committee thereof. The authority of the Board of Directors with respect to each such series shall include, but not be limited to, determination of the following:

(a)	the number of shares constituting that series and the distinctive designation of that series;

(b)	the dividend rate on the shares of that series, the conditions and dates upon which such dividends shall be payable, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c)	whether that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(d)	whether that series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e)	whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions, and at different redemption dates;

(f)	whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

(g)	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights or priority, if any, of payment of shares of that series; and

(h)	any other relative rights, preferences and limitations of that series, provided by the certificate of designations therefor.

Section 3.1. Series A Junior Participating Preferred Stock.

(a) Designation and Amount. There shall be a series of Preferred Stock that shall be designated as “Series A Junior Participating Preferred Stock,” and the number of shares constituting such series shall be 250,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Junior Participating Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

(b) Dividends and Distribution.

(i) Subject to the prior and superior rights of the holders of any shares of any class or series of stock of the Corporation ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock, in preference to the holders of shares of any class or series of stock of the Corporation ranking junior to the Series A Junior Participating Preferred Stock in respect thereof, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December, in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) the Adjustment

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Number (as defined below) times the aggregate per share amount of all cash dividends, and the Adjustment Number times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Andrx Corporation — Andrx Group Common Stock or a subdivision of the outstanding shares of Andrx Corporation — Andrx Group Common Stock (by reclassification or otherwise), declared on the Andrx Corporation — Andrx Group Common Stock, par value $0.001 per share, of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. The “Adjustment Number” shall initially be 1000. In the event the Corporation shall at any time after March 31, 2003 (i) declare and pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(ii) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(iii) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

(c) Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(i) Each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to a number of votes equal to the Adjustment Number on all matters submitted to a vote of the stockholders of the Corporation. Except as otherwise provided herein, in any other Certificate of Designation creating a series of Preferred Stock or any similar stock of the Corporation, or by law, the holders of Series A Junior Participating Preferred Stock and the holders of Common Stock and other capital stock of the Corporation having general voting rights shall vote together, as one class, on all matters submitted to a vote of stockholders of the Corporation.

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(ii) Except as required by law, by Section 3(C) and by Section 10 hereof, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(iii) If, at the time of any annual meeting of stockholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Junior Participating Preferred Stock are in default, the number of directors constituting the Board of Directors of the Corporation shall be increased by two. In addition to voting together with the holders of Common Stock for the election of other directors of the Corporation, the holders of record of the Series A Junior Participating Preferred Stock, voting separately as a class to the exclusion of the holders of Common Stock, shall be entitled at said meeting of stockholders (and at each subsequent annual meeting of stockholders), unless all dividends in arrears on the Series A Junior Participating Preferred Stock have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Corporation, the holders of any Series A Junior Participating Preferred Stock being entitled to cast a number of votes per share of Series A Junior Participating Preferred Stock as is specified in paragraph (A) of this Section 3. Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the provisions of this Section 3(C) may be removed at any time, with or without cause, only by the affirmative vote of the holders of the shares of Series A Junior Participating Preferred Stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Series A Junior Participating Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two. The voting rights granted by this Section 3(C) shall be in addition to any other voting rights granted to the holders of the Series A Junior Participating Preferred Stock in this Section 3.

(d) Certain Restrictions.

(i) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(A) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

(B) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

(C) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the

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Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series A Junior Participating Preferred Stock, or to such holders and holders of any such shares ranking on a parity therewith, upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(ii) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

(e) Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to any conditions and restrictions on issuance set forth herein.

(f) Liquidation, Dissolution or Winding Up.

(i) Upon any liquidation, dissolution or winding up of the Corporation, voluntary or otherwise, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount per share (the “Series A Liquidation Preference”) equal to the greater of (i) $1.00 plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (ii) the Adjustment Number times the per share amount of all cash and other property to be distributed in respect of the Common Stock upon such liquidation, dissolution or winding up of the Corporation.

(ii) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series A Junior Participating Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series A Junior Participating Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.

(iii) Neither the merger or consolidation of the Corporation into or with another entity nor the merger or consolidation of any other entity into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

(g) Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the outstanding shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

(h) No Redemption. Shares of Series A Junior Participating Preferred Stock shall not be subject to redemption by the Corporation.

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(i) Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Preferred Stock as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, unless the terms of any such series shall provide otherwise, and shall rank senior to the Common Stock as to such matters.

(j) Amendment. At any time that any shares of Series A Junior Participating Preferred Stock are outstanding, the Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

(k) Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

ARTICLE V.

ADDRESS OF REGISTERED OFFICE;

NAME OF REGISTERED AGENT

      The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle. The name of its registered agent is Corporation Service Company.

ARTICLE VI.

BOARD OF DIRECTORS

      Section 1.     Number and Term of Directors. The Board of Directors shall consist of not less than three nor more than twelve members, with the exact number to be fixed from time to time in the manner provided in the Bylaws. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. The Board of Directors shall be divided into three classes. The number of directors elected to each class shall be as nearly equal in number as possible. Each director in the first class shall be elected to an initial term expiring at the next ensuing annual meeting of stockholders, each director in the second class shall be elected to an initial term expiring at the annual meeting of stockholders held one year thereafter and each director in the third class shall be elected to an initial term expiring at the annual meeting of stockholders held one year thereafter, in each case until his or her successor is duly elected and qualified or until his or her earlier resignation, death, incapacity or removal from office. Upon the expiration of the initial terms of office for each class of directors, the successor directors of each class shall be elected for a full term of three years, to serve until their successors are duly elected and qualified or until their earlier resignation, death, incapacity or removal from office. The Board of Directors shall apportion any increase or decrease in the number of directors among the classes as nearly equal in number as possible.

      Section 2.     Vacancies. Whenever any vacancy on the Board of Directors shall occur due to death, resignation, retirement, disqualification, removal, increase in the number of directors, or otherwise, a majority of the remaining directors in office, although less than a quorum of the Board of Directors, may fill the vacancy for the balance of the unexpired term of the vacant directorship, at which time a successor or successors shall be duly elected by the stockholders and qualified. Notwithstanding the provisions of any other Article hereof, only the remaining directors of the Corporation shall have the authority, in accordance with the procedure stated herein, to fill any vacancy that arises on the Board of Directors.

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      Section 3.     Removal. A director may be removed from office prior to the expiration of his or her term: (i) only for cause; and (ii) only upon the affirmative vote of at least two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote for the election of directors.

      Section 4.     Amendments. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, this Article VI shall not be altered, amended or repealed except by an affirmative vote of at least two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote for the election of directors.

ARTICLE VII.

LIMITATION ON DIRECTOR LIABILITY

      A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which such director derives an improper personal benefit. This Article VII shall be read to authorize the limitation of liability to the fullest extent permitted under Delaware law. If the DGCL is hereafter amended to authorize the further or broader elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No repeal or modification of this Article VII shall adversely affect any right of or protection afforded to a director of the Corporation existing immediately prior to such repeal or modification.

ARTICLE VIII.

SPECIAL MEETINGS OF STOCKHOLDERS

      Except as otherwise required by law and subject to the rights of the holders of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by (i) the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, (ii) the Corporation’s Chief Executive Officer or (iii) the holders of at least one-third of the outstanding shares of capital stock of the Corporation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, this Article VIII shall not be altered, amended or repealed except by an affirmative vote of at least two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote at a stockholders’ meeting duly called for such purpose.

ARTICLE IX.

NO STOCKHOLDER ACTION WITHOUT A MEETING

      Any action required or permitted to be taken by the stockholders of the Corporation shall be taken at a duly called annual or special meeting of such holders and may not be taken by any consent in writing by such holders. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, this Article IX shall not be altered, amended or repealed except by an affirmative vote of at least two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote at a stockholders’ meeting duly called for such purpose.

ARTICLE X.

INDEMNIFICATION

      The Corporation shall indemnify and advance expenses to, and may purchase and maintain insurance on behalf of, its officers and directors to the fullest extent permitted by law as now or hereafter in effect.

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Without limiting the generality of the foregoing, the Bylaws may provide for indemnification and advancement of expenses to officers, directors, employees and agents on such terms and conditions as the Board of Directors may from time to time deem appropriate or advisable.

ARTICLE XI.

BYLAWS

      The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation or any part thereof. Certain provisions of the Bylaws, as stated therein, may not be altered, amended or repealed except by the affirmative vote of at least two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote at a Stockholders’ meeting duly called for such purpose. Except for such provisions requiring a two-third vote to alter, amend or repeal, the Bylaws may be altered, amended or repealed, and new bylaws may be adopted, by the Stockholders upon the affirmative vote of at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote at a Stockholders’ meeting duly called for such purpose. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, this Article XI shall not be altered, amended or repealed except by an affirmative vote of at least two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote at a stockholders’ meeting duly called for such purpose.

ARTICLE XII.

AMENDMENT

      Except as provided herein, this Certificate of Incorporation may be altered, amended or repealed by the stockholders of the Corporation in accordance with Delaware law.

      IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Corporation, has signed this Second Amended and Restated Certificate of Incorporation this            day of                     , 2004.

ANDRX CORPORATION, A DELAWARE CORPORATION

By:

Name: Thomas P. Rice

Title:	Chief Executive Officer

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ANDRX CORPORATION

ANDRX CORPORATION
4955 ORANGE DRIVE
DAVIE, FLORIDA 33314

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Andrx Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

ANDRX1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANDRX CORPORATION

Andrx's Board recommends a vote FOR proposals 1, 2 and 3.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark "For All Except" and write the nominee's name on the line below.
Proposal 1. To elect three directors. 01) Lawrence J. DuBow 02) Elliot F. Hahn, Ph.D. 03) Thomas P. Rice	☐	☐	☐	______________________

	For	Against	Abstain
Proposal 2. To approve the Amended and Restated Certificate of Incorporation.	☐	☐	☐
Proposal 3. To ratify the selection of Ernst & Young LLP as independent auditors for Andrx Corporation for the fiscal year ending December 31, 2004.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon other business that may come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the Proxy will be voted FOR the nominees listed above and FOR Proposals 2 and 3.

Please date this proxy and sign your name exactly as it appears hereon.

For comments, please check this box and write them on the back where indicated. ☐

Where there is more than one owner, each should sign. When signing as an agent, attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer who should indicate his/her office.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ANDRX CORPORATION

ANNUAL MEETING OF STOCKHOLDERS JUNE 4, 2004, 9:00 AM (Eastern Time)

The undersigned hereby appoints Angelo C. Malahias and Scott Lodin as Proxies each with full power to appoint a substitute, to represent and to vote, with all the powers the undersigned would have if personally present, all the shares of Andrx Corporation-Andrx Group common stock, $0.001 par value per share, held by the undersigned on the date of record, April 14, 2004, at the Annual Meeting of Stockholders to be held on June 4, 2004, or any adjournment or adjournments thereof.

Comments: ____

(If you noted any comments above, please mark corresponding box on other side.)

PLEASE DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE.